Exhibit 99.5

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

January 31, 2013

Dex One Corporation

1001 Winstead Drive

Cary, NC 27513

Attn: Board of Directors

Re:	Amendment No. 2 to the Registration Statement on Form S-4 of Newdex, Inc. (Registration No. 333-185348)

Dear Board of Directors:

Reference is made to our opinion letters (the “opinions” and each, an “opinion”) dated August 20, 2012 and December 5, 2012 (the “December 5, 2012 opinion”), and the summary of our valuation analysis (“valuation analysis”) dated December 5, 2012.

Our opinions were provided for the information and assistance of the Board of Directors of Dex One Corporation (the “Company”) in connection with its consideration of the transactions contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is either such opinion to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. We understand that the Company has determined to include our December 5, 2012 opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinions in the above-referenced Amendment No. 2 to the Registration Statement on Form S-4 under the captions “Summary—Opinions of Financial Advisors,” “Proposal 1: The Transaction—Background of the Transaction,—Dex One’s Reasons for the Transaction; Recommendation of the Dex One Board of Directors, and “—Opinion of Dex One’s Financial Advisor,” and to the inclusion of our December 5, 2012 opinion in the document included in the Registration Statement, appearing as Appendix D to such document. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinions are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is either opinion to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In addition, we hereby consent to the reference to the summary of our valuation analysis in the above-referenced Registration Statement on Form S-4 under the captions “Summary—The Prepackaged Plans—Dex One Liquidation Analysis,” “—Valuation Analysis,” “The Prepackaged Plans—The Dex One Prepackaged Plan,” and to the inclusion of the summary of our valuation analysis in the document included in the Registration Statement, appearing as Appendix J to such document. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our valuation analysis is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

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